EXHIBIT 3.(i).1
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                        CERTIFICATE OF INCORPORATION

                                     OF

                       SIMPSON MANUFACTURING CO., INC.


                                 ARTICLE I

     The name of the corporation (the "Corporation") is:

                       SIMPSON MANUFACTURING CO., INC.

                                 ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                 ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 ARTICLE IV

     1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000), of which five million (5,000,000) shares shall be Preferred Stock of the par value of one cent per share ($0.01), and twenty million (20,000,000) shares shall be Common Stock of the par value of one cent per share ($0.01).

     2. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

          The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a) the number of shares constituting that series and the distinctive designation of that series;

          (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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          (e)  whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) any other relative rights, preferences and limitations of that series.

     3. In furtherance of the foregoing authority and not in limitation of it, the Board of Directors is expressly authorized, in the resolution or resolutions providing for the issue of a series of Preferred Stock,

          (a) to subject the shares of such series, without the consent of the holders of such shares, to being converted into or exchanged for shares of another class or classes of stock of the Corporation, or to being redeemed for cash, property or rights, including securities, all on such conditions and on such terms as may be stated in such resolution or resolutions, and

          (b) to make any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of the series dependent upon facts ascertainable outside this Certificate of Incorporation.

     4. Whenever the Board of Directors shall have adopted a resolution or resolutions to provide for

          (a)  the issue of a series of Preferred Stock,

          (b) a change in the number of authorized shares of a series of Preferred Stock, or

          (c) the elimination from this Certificate of Incorporation of all references to a previously authorized series of Preferred Stock by stating that none of the authorized shares of a series of Preferred Stock are outstanding and that none will be issued, the officers of the Corporation shall cause a certificate, setting forth a copy of such resolution or resolutions and, if applicable, the number of shares of stock of such series, to be executed, acknowledged, filed and recorded, in order that the certificate may become effective in accordance with the provisions of the General Corporation Law of the State of Delaware, as from time to time amended. When any such certificate becomes effective, it shall have the effect of amending this Certificate of Incorporation, and wherever such term is used in this Certificate of Incorporation, it shall be deemed to include the effect of the provisions of any such certificate.

     5. Any holder of shares of Common Stock, or of shares of any series of Preferred Stock which is entitled to vote with the holders of Common Stock in the election of directors of the Corporation, shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single candidate or may distribute them among the number to be voted for, or for any two or more of them as he may see fit. However, no stockholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which such stockholder normally is entitled to cast) unless such candidate or candidates' names have been placed in nomination prior to the meeting in accordance with the Bylaws of the Corporation, and the stockholder has given notice of the stockholder's intention to cumulate his votes in accordance with the Bylaws of the Corporation. If any one stockholder has given such notice, all stockholders may cumulate their votes for any candidate duly nominated in accordance with the procedure as set forth in the Bylaws.

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                                 ARTICLE V

     1. The authorized number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors.

     2. The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock voting separately from the holders of Common Stock in any election of directors, as may be provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation) shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2000, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2001, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2002. At each succeeding annual meeting of stockholders, a number of directors equal to the number of directors of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

     3. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly-created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director's successor shall have been duly elected and qualified, subject to his earlier death, resignation or removal. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

                                 ARTICLE VI

     The Board of Directors is expressly authorized to make and alter the Bylaws of the Corporation, without any action on the part of the stockholders.

                                 ARTICLE VII

     Any action which may be taken by stockholders of the Corporation at an annual or special meeting and which requires the approval of at least a majority of

          (a) the voting power of the securities of the Corporation present at such meeting and entitled to vote on such action, or

          (b) the shares of the Common Stock of the Corporation present at such meeting,

may not be effected except at such an annual or special meeting by the vote required for the taking of such action. The power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

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                                 ARTICLE VIII

     A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                 ARTICLE IX

     The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under Delaware Law. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

                                 ARTICLE X

     The name and mailing address of the incorporator is:

          Stephen B. Lamson
          Simpson Manufacturing Co., Inc.
          4637 Chabot Drive, Suite 200
          Pleasanton, CA 94588

      IN WITNESS WHEREOF the incorporator has signed this certificate as of this 23rd day of February, 1999.


                                    By     /s/Stephen B. Lamson
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                                    Name:  Stephen B. Lamson
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